FOR IMMEDIATE RELEASE	STERLING BANCORP CONTACT:
January 23, 2018	Luis Massiani, SEVP & Chief Financial Officer
845.369.8040
http://www.sterlingbancorp.com

Sterling Bancorp announces operating results for the three months and year ended December 31, 2017
Strong organic growth and merger with Astoria Financial Corporation create a diversified full service commercial bank with ~$30 billion in total assets and over $20 billion in deposits serving the greater New York metropolitan area
Key Performance Highlights for the Twelve Months ended December 31, 2017 vs. December 31, 2016

($ in thousands except per share amounts)	GAAP / As Reported			Non-GAAP / As Adjusted[1]
	12/31/2016	12/31/2017	Change % / bps	12/31/2016	12/31/2017	Change % / bps
Total revenue[2]	$475,256	$640,345	34.7%	$478,224	$660,743	38.2%
Net income available to common	139,972	91,029	(35.0)	145,518	222,039	52.6
Diluted EPS	1.07	0.58	(45.8)	1.11	1.40	26.1
Net interest margin[3]	3.44%	3.44%	—	3.55%	3.55%	—
Return on average tangible common equity	14.34	6.22	(812)	14.90	15.17	27
Return on average tangible assets	1.15	0.52	(63)	1.20	1.27	7
Operating efficiency ratio[4]	52.2	67.7	1,550	46.2	41.8	(440)

▪	Total portfolio loans, gross were $20.0 billion as of December 31, 2017.

▪	Loans to deposits ratio of 97.4%; total deposits reached $20.5 billion at December 31, 2017.

▪	Recorded record volumes in loans, deposits, adjusted revenues and adjusted earnings available to common stockholders.

▪	Adjusted diluted earnings per share available to common stockholders were $1.40, representing growth of 26.1% over the prior year.
Key Performance Highlights for the Three Months ended December 31, 2017 vs. quarter ended September 30, 2017

($ in thousands except per share amounts)	GAAP / As Reported			Non-GAAP / As Adjusted[1]
	9/30/2017	12/31/2017	Change % / bps	9/30/2017	12/31/2017	Change % / bps
Total revenue[2]	$134,061	$257,786	92.3%	$138,681	$265,014	91.1%
Net income (loss) available to common	44,852	(35,281)	(178.7)	47,865	87,171	82.1
Diluted EPS	0.33	(0.16)	(148.5)	0.35	0.39	11.4
Net interest margin[3]	3.29%	3.57%	28	3.42%	3.67%	25
Return on average tangible common equity	14.86	(5.87)	(2,073)	15.85	14.49	(136)
Return on average tangible assets	1.19	(0.51)	(170)	1.27	1.25	(2)
Operating efficiency ratio[4]	46.7	97.3	5,060	40.6	41.4	80

▪	Completed merger with Astoria Financial Corporation (“Astoria” and the “Astoria Merger”) on October 2, 2017.

▪	Incurred pre-tax merger-related expense of $30.2 million and a restructuring charge of $104.5 million due to the Astoria Merger.

▪	Income tax expense included a write-down of $40.3 million to our net deferred tax assets due to changes in tax laws.

▪	Adjusted diluted earnings per share available to common stockholders of $0.39, a new record

▪	Tangible book value per common share of $10.53 at December 31, 2017, representing growth of 17.7% over the prior quarter.

1. Non-GAAP / as adjusted measures are defined in the non-GAAP tables beginning on page 17.
2. Total revenue is equal to net interest income plus non interest income. Total revenue as adjusted is equal to tax equivalent net interest income plus non-interest income excluding securities gains and losses.
3. Net interest margin is equal to net interest income as a percentage of interest earning assets. Net interest margin as adjusted is equal to net interest margin plus the tax equivalent adjustment for tax exempt securities.
4. See page 18 and 20 for an explanation of the operating efficiency ratio.

MONTEBELLO, N.Y. – January 23, 2018 – Sterling Bancorp (NYSE: STL) (the “Company”), the parent company of Sterling National Bank (the “Bank”), today announced results for the three months and year ended December 31, 2017. Net loss available to common stockholders for the quarter ended December 31, 2017 was $(35.3) million, or $(0.16) per diluted share, compared to net income available to common stockholders of $44.9 million, or $0.33 per diluted share, for the linked quarter ended September 30, 2017 and net income available to common stockholders of $41.0 million, or $0.31 per diluted share, for the three months ended December 31, 2016.
Net income available to common stockholders for the year ended December 31, 2017 was $91.0 million, or $0.58 per diluted share, compared to net income available to common stockholders of $140.0 million, or $1.07 per diluted share, for the year ended December 31, 2016.
Results for the fourth quarter and full year 2017 were impacted by merger-related expense and restructuring charges incurred in connection with the Astoria Merger, and a charge to income tax expense related to the Company’s net deferred tax assets due to the changes in tax law. Please refer to the section below “Reconciliation of GAAP Results to Adjusted Results (Non-GAAP)” for additional information on these charges.
President’s Comments
Jack Kopnisky, President and Chief Executive Officer, commented: “We delivered another year of strong operating performance, closing 2017 as a larger, more diversified and more profitable company. As of December 31, 2017, our total assets increased to $30.4 billion, from $14.2 billion a year ago; our total gross loans increased to $20.0 billion from $9.5 billion a year ago; and our total deposits increased to $20.5 billion, from $10.1 billion a year ago.

“Our strategy and execution have remained consistent since the current management team joined the Company in July 2011. Our primary focus has always been to deliver consistent improvements in operating leverage and efficiency, targeting growth in operating revenues at 2-3x the growth in operating expenses. To achieve this, we grow loans and deposits organically by generating higher levels of productivity from our existing commercial banking teams, we recruit and hire new commercial banking teams that fit our culture and strategy, we allocate capital to business lines and client segments that are scalable and that meet our risk-adjusted return hurdles, and we augment organic growth through opportunistic acquisitions that allow us to accelerate reaching new levels of efficiency and profitability. We are creating a company with a performance driven culture in which our colleagues are highly motivated and rewarded for delivering superior service and results.

“Our strategy is working; since December 2011, our total assets, adjusted earnings available to common stockholders and adjusted diluted earnings per share available to common stockholders have grown at a compound annual growth rate of 46.3%, 68.5% and 32.5%, respectively. Our growth has resulted in significant improvements in profitability and returns. For the year ended December 31, 2017, our adjusted diluted earnings per share available to common stockholders were $1.40, our adjusted return on average tangible assets was 1.27% and our adjusted return on average tangible common equity was 15.17%. We have also delivered substantial efficiency improvements. Since 2011, our total operating revenues have grown at almost 2x our total operating expenses. For the year ended December 31, 2017, our adjusted operating efficiency ratio was 41.8%.

“The fundamentals of our business are strong heading into 2018. Adjusting for the balances acquired in the Astoria Merger, we grew total commercial loans by $543.7 million in the fourth quarter, representing an annualized growth rate of 15.4% over the prior quarter. Astoria’s attractive deposit franchise and the significant investments we have made in hiring commercial banking teams across all of our business lines will allow us to continue growing and building a diversified balance sheet with strong core funding. With over 8% in tangible common equity to tangible assets and an estimated Tier 1 Leverage ratio of 9.40%, we have ample capital to support our strategy.

“The Astoria Merger has allowed us to identify significant revenue enhancement and cost savings opportunities. Through the continued execution of our strategy, we anticipate we will transition the combined balance sheet, increase profitability and efficiency, and achieve our goal of building a high performing, diversified regional bank that serves middle market commercial clients and consumers. We are well positioned to capitalize on these opportunities.

“We would like to thank our clients, colleagues and shareholders for your support and look forward to continuing to work with all of our partners as we continue to build a great company.
“Lastly, we have declared a dividend on our common stock of $0.07 per share payable on February 20, 2018 to holders of record as of February 5, 2018.”
Reconciliation of GAAP Results to Adjusted Results (non-GAAP)
The Company’s GAAP net loss available to common stockholders of $(35.3) million, or $(0.16) per diluted share, for the fourth quarter of 2017, included the following items:

▪
a pre-tax charge of $30.2 million due to merger-related expense associated with the Astoria Merger for professional fees, change-in-control payments, insurance, client communications, and due diligence expenses;

▪	a pre-tax charge of $104.5 million associated with the Astoria Merger for asset write-downs, systems integration expenses, and severance and retention compensation;

▪	a pre-tax net loss on sale of securities of $70 thousand; and

▪	the pre-tax amortization of non-compete agreements and acquired customer list intangible assets of $333 thousand.
In addition, in the fourth quarter of 2017, in connection with the Tax Cuts and Jobs Act of 2017, we recorded a charge of $40.3 million in income tax expense to write-down our net deferred tax assets to their estimated value. Excluding the impact of these items and their corresponding tax adjustment at the Company’s estimated effective tax rate of 31.5% for full year 2017, adjusted net income available to common stockholders was $87.2 million, or $0.39 per diluted share.
Non-GAAP financial measures include references to the terms “adjusted” or “excluding”. See the reconciliation of the Company’s non-GAAP financial measures beginning on page 17.
Net Interest Income and Margin

($ in thousands)	For the three months ended			Change % / bps
	12/31/2016	9/30/2017	12/31/2017	Y-o-Y	Linked Qtr
Interest income	$123,075	$145,692	$276,495	124.7%	89.8%
Interest expense	15,827	25,619	42,471	168.3	65.8
Net interest income	$107,248	$120,073	$234,024	118.2	94.9

Accretion income on acquired loans	$4,504	$3,397	$33,726	648.8%	892.8%
Yield on loans	4.49%	4.67%	4.77%	28	10
Tax equivalent yield on investment securities	2.81	2.87	3.03	22	16
Tax equivalent yield on interest earning assets	4.02	4.12	4.32	30	20
Cost of total deposits	0.36	0.50	0.43	7	(7)
Cost of interest bearing deposits	0.53	0.69	0.54	1	(15)
Cost of borrowings	1.72	1.75	1.94	22	19
Tax equivalent net interest margin[5]	3.52	3.42	3.67	15	25

Average loans, including loans held for sale	$9,267,290	$10,186,414	$19,518,485	110.6%	91.6%
Average investment securities	2,973,410	3,916,076	5,926,824	99.3	51.3
Average total earning assets	12,566,281	14,471,120	26,043,748	107.3	80.0
Average deposits and mortgage escrow	10,161,022	10,691,006	20,483,857	101.6	91.6
5 Tax equivalent net interest margin is equal to net interest income plus the tax equivalent adjustment for tax exempt securities divided by average earning assets. The tax equivalent adjustment is assumed at 35% federal tax rate for all periods presented.

Fourth quarter 2017 compared with fourth quarter 2016
Net interest income was $234.0 million, an increase of $126.8 million compared to the fourth quarter of 2016. This was mainly due to an increase in average loans outstanding between the periods as a result of the Astoria Merger and loans originated through our commercial banking teams. Other key components of the changes in net interest income and net interest margin were the following:

▪
The yield on loans was 4.77%, compared to 4.49% for the three months ended December 31, 2016. The increase in yield on loans was mainly due to an increase in accretion income on acquired loans, which was $33.7 million in the fourth quarter of 2017 compared to $4.5 million in the fourth quarter of 2016. Accretion income on acquired loans in the fourth quarter of 2017 included $29.9 million related to the Astoria Merger.

▪	Average commercial loans were $14.0 billion compared to $8.2 billion in the fourth quarter of 2016, an increase of $5.8 billion or 70.0%.

▪
The tax equivalent yield on investment securities increased 22 basis points to 3.03%. This was mainly due to an increase in the proportion of tax exempt securities in the investment portfolio and an increase in market interest rates. Average tax exempt securities balances grew to $2.1 billion for the quarter ended December 31, 2017, compared to $1.2 billion in the fourth quarter of 2016. Average investment securities were $5.9 billion, or 22.8%, of average earning assets for the fourth quarter of 2017 compared to $3.0 billion, or 23.7%, of average earning assets for the fourth quarter of 2016.

▪	The tax equivalent yield on interest earning assets increased 30 basis points between the periods to 4.32%.

▪	The cost of total deposits was 43 basis points and the cost of borrowings was 1.94%, compared to 36 basis points and 1.72%, respectively, for the same period a year ago.

▪
The total cost of interest bearing liabilities increased eight basis points to 0.82% for the fourth quarter of 2017 compared to 0.74% for fourth quarter of 2016. This increase was due to an increase in market interest rates, which increased the cost of wholesale, brokered and certificates of deposit between the periods.

The tax equivalent net interest margin was 3.67% for the fourth quarter of 2017 compared to 3.52% for the fourth quarter of 2016. The increase in tax equivalent net interest margin was mainly due to an increase in accretion income on acquired loans. Excluding accretion income, tax equivalent net interest margin was 3.16% for the fourth quarter of 2017 compared to 3.37% in the fourth quarter of 2016.

Fourth quarter 2017 compared with linked quarter ended September 30, 2017
Net interest income increased $114.0 million compared to the linked quarter ended September 30, 2017. The increase in net interest income in the fourth quarter of 2017 relative to the linked quarter was mainly due to the Astoria Merger and the resulting increase in the average balance of loans and investment securities outstanding. Key components of the changes in net interest income in the linked quarter were the following:

▪
The yield on loans was 4.77% compared to 4.67% for the linked quarter, an increase of 10 basis points, which was mainly due to accretion income on acquired loans. Accretion income on acquired loans was $33.7 million in the fourth quarter of 2017 compared to $3.4 million in the linked quarter.

▪
The average balance of loans increased $9.3 billion for the fourth quarter of 2017 compared to the linked quarter. Based on end of period balances, total loans increased $9.5 billion relative to the linked quarter.

▪	The tax equivalent yield on investment securities increased 16 basis points to 3.03% in the fourth quarter of 2017. Average investment securities increased $2.0 billion compared to the linked quarter.

▪	The tax equivalent yield on interest earning assets increased 20 basis points in the fourth quarter of 2017 to 4.32% compared to 4.12% in the linked quarter.

▪
The cost of total deposits decreased seven basis points to 43 basis points in the quarter. This was mainly due to the deposits assumed in the Astoria Merger. The total cost of borrowings increased to 1.94% compared to 1.75% in the linked quarter due to $200.0 million of principal balance of senior notes assumed in the Astoria Merger and an increase in other borrowings.

▪
Average interest bearing deposits increased by $8.8 billion and average borrowings increased $1.3 billion relative to the linked quarter, which resulted in an increase of $16.9 million in interest expense.

The tax equivalent net interest margin was 3.67% compared to 3.42% in the linked quarter. Excluding accretion income on acquired loans of $3.4 million, net interest margin was 3.32% in the linked quarter.

The decline in tax equivalent net interest margin excluding accretion income between the current quarter and the prior periods presented was due to a change in the composition of our loan portfolio as a result of the Astoria Merger. In the fourth quarter of 2017, residential mortgage loans represented 26.5% of average loans and multi-family loans represented 24.4%. A year earlier, residential mortgage loans comprised 8.2% of average earning assets and multi-family loans comprised 10.3% of average loans. Residential mortgage and multi-family loans typically have lower yields than our commercial loans. We anticipate replacing the run-off of residential mortgage and multi-family loans with higher yielding commercial loans, which we expect will offset a significant portion of future declines in accretion income on acquired loans.

Through the fourth quarter of 2017, we calculated the tax equivalent adjustment on securities assuming a federal tax rate of 35%. Due to the tax law changes, we will begin reporting the tax equivalent adjustment assuming a federal tax rate of 21% in the first quarter of 2018. Although this change will have no impact on our GAAP net interest margin or the cash flows received from our securities portfolio, we anticipate this change will result in a decrease of 15 to 20 basis points in tax equivalent yield on securities and a decrease of eight to 10 basis points in tax equivalent net interest margin. We anticipate the decrease in tax equivalent net interest margin will be offset by a reduction in our estimated effective income tax rate, which will likely result in an increase to net income.

Non-interest Income

($ in thousands)	For the three months ended			Change %
	12/31/2016	9/30/2017	12/31/2017	Y-o-Y	Linked Qtr
Total non-interest income	$16,057	$13,988	$23,762	48.0%	69.9%
Net (loss) on sale of securities	(102)	(21)	(70)	(31.4)	233.3
Net gain on sale of trust division	2,255	—	—	(100.0)	NM
Adjusted non-interest income	$13,904	$14,009	$23,832	71.4	70.1
Fourth quarter 2017 compared with fourth quarter 2016
Excluding net (loss) on sale of securities and net gain on sale of trust division, adjusted non-interest income increased $9.9 million in the fourth quarter of 2017 to $23.8 million compared to $13.9 million in the same quarter last year. The change was mainly due to the Astoria Merger. Deposit fees and service charges increased by $4.1 million, bank owned life insurance income increased by $2.1 million and investment management fees increased by $1.5 million, which were all related to the completion of the Astoria Merger. In addition, fee income on loan swaps in the fourth quarter of 2017 increased to $1.1 million compared to $539 thousand for the year ago period.

Fourth quarter 2017 compared with linked quarter ended September 30, 2017
Excluding net (loss) on sale of securities, adjusted non-interest income increased approximately $9.8 million from $14.0 million in the linked quarter to $23.8 million in the fourth quarter of 2017. This was mainly due to the same factors as discussed above.

Non-interest Expense

($ in thousands)	For the three months ended			Change % / bps
	12/31/2016	9/30/2017	12/31/2017	Y-o-Y	Linked Qtr
Compensation and benefits	$32,060	$32,433	$55,670	73.6%	71.6%
Stock-based compensation plans	1,557	1,969	2,508	61.1	27.4
Occupancy and office operations	8,372	8,583	18,100	116.2	110.9
Amortization of intangible assets	2,881	2,166	6,426	123.0	196.7
FDIC insurance and regulatory assessments	1,531	2,310	5,737	274.7	148.4
Other real estate owned, net (“OREO”)	206	894	742	260.2	(17.0)
Merger-related expenses	—	4,109	30,230	—	635.7
Charge for asset write-downs, systems integration, retention and severance	—	—	104,506	NM	NM
Other expenses	10,465	10,153	26,827	156.3	164.2
Total non-interest expense	$57,072	$62,617	$250,746	339.4	300.4
Full time equivalent employees (“FTEs”) at period end	970	992	2,076	114.0	109.3
Financial centers at period end	42	40	128	204.8	220.0
Efficiency ratio, as reported	46.3%	46.7%	97.3%	(5,100)	(5,060)
Efficiency ratio, as adjusted[6]	43.3	40.6	41.4	190	(80)
6 See a reconciliation of non-GAAP financial measures beginning on page 17.

Fourth quarter 2017 compared with fourth quarter 2016
Total non-interest expense increased $193.7 million relative to the fourth quarter of 2016. Key components of the change in non-interest expense were the following:

▪
Compensation and benefits increased $23.6 million between the periods. Total FTEs increased to 2,076, which was mainly due to the Astoria Merger. In addition, we continued to hire commercial bankers and risk management personnel.

▪	Occupancy and office operations increased $9.7 million mainly due to 88 financial centers and other locations acquired in the Astoria Merger.

▪
Amortization of intangible assets increased $3.5 million between the periods. This was due to the Astoria Merger; the increase represents the amortization of the core deposit intangible asset that was recorded.

▪
FDIC insurance and regulatory assessments increased $4.2 million to $5.7 million in the fourth quarter of 2017, compared to $1.5 million for the fourth quarter of 2016. This was mainly due to growth in our total assets.

▪
OREO expense increased $536 thousand to $742 thousand in the fourth quarter of 2017, compared to $206 thousand for the fourth quarter of 2016. This was mainly due to write-downs on the value of properties based on updated appraisals.

▪
Merger-related expense was $30.2 million in the fourth quarter of 2017, and included advisory fees, accounting and consulting fees, change-in-control payments, insurance premium expense and client communications expense. We did not incur merger-related expense in the fourth quarter of 2016.

▪
Charge for asset write-downs, systems integration, retention and severance was $104.5 million, and included charges for severance and retention compensation, systems integration expense, and asset write-downs to continue our financial center and real estate consolidation strategy. We did not incur similar charges in the fourth quarter of 2016.

▪
Other expenses increased $16.4 million mainly due to the Astoria Merger and included a $9.5 million increase in data processing expense, a $1.0 million increase in communications expense, $999 thousand increase in advertising expense, and a $851 thousand increase in operational losses.

Fourth quarter 2017 compared with linked quarter ended September 30, 2017
Total non-interest expense increased $188.1 million from $62.6 million in the linked quarter to $250.7 million in the fourth quarter of 2017. Key components of the change in non-interest expense were the following:

▪	Compensation and benefits increased $23.2 million and was $55.7 million in the fourth quarter of 2017 compared to $32.4 million in the linked quarter. This was mainly due to the Astoria Merger.

▪	Occupancy and office operations increased $9.5 million mainly due to 88 financial centers and other locations acquired in the Astoria Merger.

▪	Merger-related expense was $30.2 million in the fourth quarter of 2017 compared to $4.1 million in the linked quarter.

▪	Charges for asset write-downs, systems integration, severance and retention was $104.5 million in the fourth quarter of 2017.

▪	OREO expense declined $152 thousand in the fourth quarter of 2017 due to lower property taxes incurred in the fourth quarter of 2017 compared to the linked quarter.

▪	Other expense increased $16.7 million in the fourth quarter of 2017 and was $26.8 million compared to $10.2 million in the linked quarter. The increase was mainly due to the Astoria Merger.
Through December 31, 2017, we have recorded merger-related expense and other charges related to the Astoria Merger of $143.7 million, which is below the estimate of $165.0 million that we presented at the announcement of the Astoria Merger. The difference between the actual amounts recorded and the initial estimate is mainly due to lower asset write-downs and restructuring charges on real estate and facilities. As we continue to execute the integration of Astoria, we may incur incremental charges related mainly to additional financial center and real estate consolidations. We estimate that in aggregate, these charges will be below our initial $165.0 million estimate and will be recognized once the GAAP requirements for recording these expenses are met.

Taxes
For the three months ended December 31, 2017, the Company incurred a pre-tax loss of $(5.0) million. However, we recorded income tax expense of $28.3 million which included a charge of $40.3 million to write-down our net deferred tax assets to their estimated value due to the enactment of the Tax Cuts and Jobs Act of 2017.

Due to the completion of the Astoria Merger and the merger-related expense and other charges discussed above, we revised our 2017 GAAP estimated effective income tax rate to 26.5% from 32.5%.  As a result, we reduced year to date income tax expense by recording an income tax benefit in the fourth quarter of 2017. The components of income tax expense in the fourth quarter were a benefit of $1.3 million based on our pre-tax loss of $(5.0) million and our 26.5% GAAP estimated effective tax rate; a benefit of $810 thousand related to vesting of stock-based compensation; the charge of $40.3 million related to the tax law change; and a benefit of $9.8 million related to the first nine months of 2017 to reduce income tax expense to 26.5% of pre-tax income for full year 2017.

The Company’s adjusted earnings (non-GAAP) measures are calculated using an estimated effective tax rate of 31.5% for the full year and fourth quarter of 2017. This estimate excludes the impact that merger-related expense and other charges had on the Company’s GAAP effective tax rate.  Through the first three quarters of 2017, the Company estimated an effective tax rate of 32.5% for GAAP and adjusted earnings. The decrease to 31.5% in the fourth quarter is due to an increase in the proportion of non-taxable income given strong origination volumes in public sector finance, purchases of municipal securities, an increase in bank owned life insurance income and an income tax benefit associated with the vesting of stock-based compensation in the fourth quarter of 2017.

Given the changes in tax laws, the Company anticipates it will record income taxes at an estimated effective tax rate of approximately 24% in 2018.

Key Balance Sheet Highlights as of December 31, 2017

($ in thousands)	As of			Change % / bps
	12/31/2016	9/30/2017	12/31/2017	Y-o-Y	Linked Qtr
Total assets	$14,178,447	$16,780,097	$30,359,541	114.1%	80.9%
Total portfolio loans, gross	9,527,230	10,493,535	20,008,983	110.0	90.7
Commercial & industrial (“C&I”) loans	4,171,950	4,841,664	5,306,821	27.2	9.6
Commercial real estate loans	4,144,018	4,473,245	8,998,419	117.1	101.2
Acquisition, development and construction loans	230,086	236,456	282,792	22.9	19.6
Total commercial loans	8,546,054	9,551,365	14,588,032	70.7	52.7
Total deposits	10,068,259	11,043,438	20,538,204	104.0	86.0
Core deposits[6]	8,805,301	9,753,052	17,100,838	94.2	75.3
Investment securities	3,118,838	4,515,650	6,474,561	107.6	43.4
Total borrowings	2,056,612	3,453,783	4,991,210	142.7	44.5
Loans to deposits	94.6%	95.0%	97.4%	280	240
Core deposits to total deposits	87.5	88.3	83.3	(420)	(500)
Investment securities to total assets	22.0	26.9	21.3	(70)	(560)
6 Core deposits include retail, commercial and municipal transaction, money market and savings accounts and exclude certificates of deposit and brokered deposits, except for reciprocal Certificate of Deposit Account Registry balances.
Highlights in balance sheet items as of December 31, 2017 were the following:

▪
C&I loans (which include traditional C&I, asset-based lending, payroll finance, warehouse lending, factored receivables, equipment financing and public sector finance loans) represented 26.5%, commercial real estate loans represented 45.0%, consumer and residential mortgage loans combined represented 27.1%, and acquisition, development and construction loans represented 1.4% of the total loan portfolio. Loan growth was a result of the Astoria Merger and originations generated by commercial banking teams.

▪
C&I loans grew $465.2 million in the fourth quarter of 2017 compared to the linked quarter. We acquired $96.9 million of C&I loans in the Astoria Merger. Excluding loans acquired in the Astoria Merger, C&I loans increased $368.3 million, or 29.6% annualized in the fourth quarter of 2017.

▪
Commercial loans, which includes all C&I loans, commercial real estate (including multi-family) and acquisition, development and construction loans, increased by $6.0 billion for the twelve months ended December 31, 2017. Commercial loans increased by $5.0 billion relative to the linked quarter. Loans acquired in the Astoria Merger represented $4.5 billion of this increase.

▪
Multi-family loans, which are included in commercial real estate in the table above increased $3.8 billion in the fourth quarter of 2017 and reached $4.9 billion. The increase was due to the Astoria Merger.

▪	Residential mortgage loans were $5.1 billion at December 31, 2017 compared to $672 million at September 30, 2017, the increase was due to the Astoria Merger.

▪
Aggregate exposure to taxi medallion relationships was $46.0 million, which represented 0.23% of total loans as of December 31, 2017, a decline of $5.7 million from $51.7 million as of December 31, 2016. The decline was mainly due to a charge-off of $2.0 million and repayments.

▪
Total deposits at December 31, 2017 increased $9.5 billion compared to September 30, 2017, and increased $10.5 billion over December 31, 2016. We assumed $9.0 billion of deposits in the Astoria Merger. The remaining increase in deposits was mainly due to growth in commercial deposits and certificates of deposit.

▪
Core deposits at December 31, 2017 increased $7.3 billion compared to September 30, 2017. The increase was mainly due to the Astoria Merger. Core deposits increased $8.3 billion over December 31, 2016.

▪	Municipal deposits at December 31, 2017 were $1.6 billion and decreased by $165.9 million relative to the linked quarter. Municipal deposits experience seasonal highs at the end of the third quarter.

▪	Investment securities increased by $2.0 billion relative to the linked quarter, and represented 21.3% of total assets at December 31, 2017.

Credit Quality

($ in thousands)	For the three months ended			Change % / bps
	12/31/2016	9/30/2017	12/31/2017	Y-o-Y	Linked Qtr
Provision for loan losses	$5,500	$5,000	$12,000	118.2%	140.0%
Net charge-offs	1,283	3,023	6,221	384.9	105.8
Allowance for loan losses	63,622	72,128	77,907	22.5	8.0
Non-performing loans	78,853	69,452	187,213	137.4	169.6
Net charge-offs annualized	0.06%	0.12%	0.13%	7	1
Allowance for loan losses to total loans	0.67	0.69	0.39	(28)	(30)
Allowance for loan losses to non-performing loans	80.7	103.9	41.6	(3,910)	(6,230)
Provision for loan losses was $12.0 million for the fourth quarter of 2017 compared to $5.0 million in the linked quarter and $5.5 million in the same period a year ago. In the fourth quarter of 2017, provision for loan losses was $5.8 million in excess of net charge-offs of $6.2 million. Allowance coverage ratios were 0.39% of total loans and 41.6% of non-performing loans at December 31, 2017. Due to the Astoria Merger, a significant portion of the Company’s loan portfolio does not carry an allowance for loan losses, as the acquired loans are recorded at their estimated fair value on the acquisition date. Non-performing loans increased by $117.8 million to $187.2 million at December 31, 2017 compared to the linked quarter. The increase in non-performing loans at December 31, 2017 is mainly due to $99.9 million of non-performing loans acquired in the Astoria Merger.
Capital

($ in thousands, except share and per share data)	As of			Change % / bps
	12/31/2016	9/30/2017	12/31/2017	Y-o-Y	Three months
Total stockholders’ equity	$1,855,183	$1,971,480	$4,240,178	128.6%	115.1%
Preferred stock	—	—	139,220	NM	NM
Goodwill and intangible assets	762,953	756,290	1,733,082	127.2	129.2
Tangible common stockholders’ equity	$1,092,230	$1,215,190	$2,367,876	116.8	94.9
Common shares outstanding	135,257,570	135,807,544	224,782,694	66.2	65.5
Book value per common share	$13.72	$14.52	$18.24	32.9	25.6
Tangible book value per common share[7]	8.08	8.95	10.53	30.3	17.7
Tangible common equity to tangible assets[7]	8.14%	7.58%	8.27%	13	69
Estimated Tier 1 leverage ratio - Company	8.95	8.42	9.40	45	98
Estimated Tier 1 leverage ratio - Bank	9.08	8.49	10.08	100	159
7 See a reconciliation of non-GAAP financial measures beginning on page 17.

In connection with the Astoria Merger, the Company issued $135 million of 6.50% Non-Cumulative Perpetual Preferred Stock with a liquidation preference of $1,000 per share (the “Preferred Stock”) in exchange for each share of Astoria’s 6.50% Non-Cumulative Perpetual Preferred Stock issued and outstanding immediately prior to the the Astoria Merger. The Preferred Stock is redeemable in whole or in part from time to time, on October 15, 2022 or any dividend payment date thereafter.

The increase in total stockholders’ equity of $2.3 billion to $4.2 billion as of December 31, 2017 compared to September 30, 2017 was mainly due to the Astoria Merger. We issued 88.8 million shares of our common stock with a value of $2.2 billion as consideration for Astoria. Stock-based compensation activity increased stockholders’ equity by $3.3 million. These increases were partially offset by a net loss of $33.3 million, common dividends of $15.7 million and preferred dividends of $2.2 million.

Total goodwill and other intangible assets were $1.7 billion at December 31, 2017, an increase of $976.8 million compared to September 30, 2017, which was due to goodwill and the core deposit intangible asset recorded in the Astoria Merger, net of amortization of intangibles for the period.

For the quarter ended December 31, 2017, basic and diluted weighted average common shares outstanding increased to 223.5 million and 224.1 million, respectively, compared to 135.3 million and 136.0 million, respectively, for the quarter ended September 30, 2017. The increase in the diluted weighted average shares was mainly due to the shares issued in the Astoria Merger. Total common shares outstanding at December 31, 2017 were approximately 224.8 million.

Tangible book value per share was $10.53 at December 31, 2017, which represented an increase of 30.3% over a year ago and an increase of 17.7% over September 30, 2017.

Conference Call Information
Sterling Bancorp will host a teleconference and webcast on Wednesday, January 24, 2018 at 10:30 AM Eastern Time to discuss the Company’s results. Analysts, investors and interested parties are invited to listen to the webcast and view accompanying slides on the Company’s website at www.sterlingbancorp.com or by dialing (800) 281-7829, Conference ID #1173570. A replay of the teleconference can be accessed through the Company’s website.

About Sterling Bancorp
Sterling Bancorp, whose principal subsidiary is Sterling National Bank, specializes in the delivery of services and solutions to business owners, their families and consumers within the communities it serves through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may concern Sterling Bancorp’s current expectations about its future results, plans, operations and prospects and involve certain risks, including the following: difficulties and delays in integrating Astoria’s business or fully realizing cost savings and other benefits; business disruption following the Astoria transaction; a failure to grow revenues faster than we grow expenses, a deterioration in general economic conditions, either nationally, internationally, or in our market areas, including extended declines in the real estate market and constrained financial markets; inflation; the effects of, and changes in, trade; changes in asset quality and credit risk; introduction, withdrawal, success and timing of business initiatives; capital management activities; including our ability to effectively deploy recently raised capital; customer disintermediation; and the success of Sterling Bancorp in managing those risks. Other factors that could cause Sterling Bancorp’s actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of Sterling Bancorp’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the Annual Report on Form 10-K to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION                        (unaudited, in thousands, except share and per share data)

	12/31/2016	9/30/2017	12/31/2017
Assets:
Cash and cash equivalents	$293,646	$407,203	$479,906
Investment securities	3,118,838	4,515,650	6,474,561
Loans held for sale	41,889	—	5,246
Portfolio loans:
Commercial and industrial (“C&I”)	4,171,950	4,841,664	5,306,821
Commercial real estate	4,144,018	4,473,245	8,998,419
Acquisition, development and construction	230,086	236,456	282,792
Residential mortgage	697,108	684,093	5,054,732
Consumer	284,068	258,077	366,219
Total portfolio loans, gross	9,527,230	10,493,535	20,008,983
Allowance for loan losses	(63,622)	(72,128)	(77,907)
Total portfolio loans, net	9,463,608	10,421,407	19,931,076
Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank Stock, at cost	135,098	191,276	284,112
Accrued interest receivable	43,319	57,561	94,098
Premises and equipment, net	57,318	56,378	321,722
Goodwill	696,600	696,600	1,579,891
Other intangibles	66,353	59,690	153,191
Bank owned life insurance	199,889	204,281	651,638
Other real estate owned	13,619	11,697	27,095
Other assets	48,270	158,354	357,005
Total assets	$14,178,447	$16,780,097	$30,359,541
Liabilities:
Deposits	$10,068,259	$11,043,438	$20,538,204
FHLB borrowings	1,791,000	3,016,000	4,510,123
Other borrowings	16,642	188,403	30,162
Senior notes	76,469	76,719	278,209
Subordinated notes	172,501	172,661	172,716
Mortgage escrow funds	13,572	19,148	122,641
Other liabilities	184,821	292,248	467,308
Total liabilities	12,323,264	14,808,617	26,119,363
Stockholders’ equity:
Preferred stock	—	—	139,220
Common stock	1,411	1,411	2,299
Additional paid-in capital	1,597,287	1,590,752	3,780,908
Treasury stock	(66,188)	(59,674)	(58,039)
Retained earnings	349,308	452,650	401,956
Accumulated other comprehensive (loss)	(26,635)	(13,659)	(26,166)
Total stockholders’ equity	1,855,183	1,971,480	4,240,178
Total liabilities and stockholders’ equity	$14,178,447	$16,780,097	$30,359,541

Shares of common stock outstanding at period end	135,257,570	135,807,544	224,782,694
Book value per common share	$13.72	$14.52	$18.24
Tangible book value per common share[1]	8.08	8.95	10.53
1 See reconciliation of non-GAAP financial measures beginning on page 17.

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended			For the Year Ended
	12/31/2016	9/30/2017	12/31/2017	12/31/2016	12/31/2017
Interest and dividend income:
Loans and loan fees	$104,651	$119,898	$234,452	$390,847	$570,761
Securities taxable	9,993	15,141	24,743	42,540	65,278
Securities non-taxable	7,168	8,542	13,295	23,669	37,245
Other earning assets	1,263	2,111	4,005	4,495	9,165
Total interest and dividend income	123,075	145,692	276,495	461,551	682,449
Interest expense:
Deposits	9,252	13,392	22,305	33,189	56,110
Borrowings	6,575	12,227	20,166	24,093	50,196
Total interest expense	15,827	25,619	42,471	57,282	106,306
Net interest income	107,248	120,073	234,024	404,269	576,143
Provision for loan losses	5,500	5,000	12,000	20,000	26,000
Net interest income after provision for loan losses	101,748	115,073	222,024	384,269	550,143
Non-interest income:
Accounts receivable management / factoring commissions and other related fees	4,148	4,764	5,133	17,695	17,803
Deposit fees and service charges	3,167	3,309	7,236	15,166	17,128
Loan commissions and fees	3,282	2,819	2,995	9,524	11,637
Bank owned life insurance	1,333	1,320	3,474	5,832	7,816
Investment management fees	565	271	2,103	3,710	2,928
Mortgage banking income	651	121	2	6,173	524
Net (loss) gain on sale of securities	(102)	(21)	(70)	7,522	(344)
Other	3,013	1,405	2,889	5,365	6,710
Total non-interest income	16,057	13,988	23,762	70,987	64,202
Non-interest expense:
Compensation and benefits	32,060	32,433	55,670	125,916	149,948
Stock-based compensation plans	1,557	1,969	2,508	6,518	8,111
Occupancy and office operations	8,372	8,583	18,100	34,486	43,649
Amortization of intangible assets	2,881	2,166	6,426	12,416	13,008
FDIC insurance and regulatory assessments	1,531	2,310	5,737	8,240	11,969
Other real estate owned, net	206	894	742	2,051	3,423
Merger-related expenses	—	4,109	30,230	265	39,232
Charge for asset write-downs, systems integration, retention and severance	—	—	104,506	4,485	105,110
Loss on extinguishment of borrowings	—	—	—	9,729	—
Other	10,465	10,153	26,827	43,796	58,925
Total non-interest expense	57,072	62,617	250,746	247,902	433,375
Income before income tax expense	60,733	66,444	(4,960)	207,354	180,970
Income tax expense	19,737	21,592	28,319	67,382	87,939
Net income (loss)	$40,996	$44,852	$(33,279)	$139,972	$93,031
Preferred stock dividend	—	—	2,002	—	2,002
Net income (loss) available to common stockholders	$40,996	$44,852	$(35,281)	$139,972	$91,029
Weighted average common shares:
Basic	132,271,761	135,346,791	223,501,073	130,607,994	157,513,639
Diluted	132,995,762	135,950,160	224,055,991	131,234,462	158,124,270
Earnings per common share:
Basic earnings per share	$0.31	$0.33	$(0.16)	$1.07	$0.58
Diluted earnings per share	0.31	0.33	(0.16)	1.07	0.58
Dividends declared per share	0.07	0.07	0.07	0.28	0.28

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
End of Period	12/31/2016	3/31/2017	6/30/2017	9/30/2017	12/31/2017
Total assets	$14,178,447	$14,659,337	$15,376,676	$16,780,097	$30,359,541
Tangible assets [1]	13,415,494	13,898,639	14,618,192	16,023,807	28,626,459
Securities available for sale	1,727,417	1,941,671	2,095,872	2,579,076	3,612,072
Securities held to maturity	1,391,421	1,474,724	1,456,304	1,936,574	2,862,489
Portfolio loans	9,527,230	9,763,967	10,232,317	10,493,535	20,008,983
Goodwill	696,600	696,600	696,600	696,600	1,579,891
Other intangibles	66,353	64,098	61,884	59,690	153,191
Deposits	10,068,259	10,251,725	10,502,710	11,043,438	20,538,204
Municipal deposits (included above)	1,270,921	1,391,221	1,297,244	1,751,012	1,585,076
Borrowings	2,056,612	2,328,576	2,661,838	3,453,783	4,991,210
Stockholders’ equity	1,855,183	1,888,613	1,931,383	1,971,480	4,240,178
Tangible common equity [1]	1,092,230	1,127,915	1,172,899	1,215,190	2,367,876
Quarterly Average Balances
Total assets	13,671,676	14,015,953	14,704,793	15,661,514	29,277,502
Tangible assets [1]	12,907,133	13,253,877	13,944,946	14,904,016	27,567,351
Loans, gross:
Commercial real estate (includes multi-family)	3,963,216	4,190,817	4,396,281	4,443,142	8,839,256
Acquisition, development and construction	224,735	237,451	251,404	229,242	246,141
Commercial and industrial:
Traditional commercial and industrial	1,383,013	1,410,354	1,497,005	1,631,436	1,911,450
Asset-based lending[2]	700,285	713,438	737,039	740,037	781,732
Payroll finance[2]	218,365	217,031	225,080	229,522	250,673
Warehouse lending[2]	551,746	379,978	430,312	607,994	564,593
Factored receivables[2]	231,554	184,859	181,499	191,749	224,966
Equipment financing[2]	586,078	595,751	660,404	687,254	677,271
Public sector finance[2]	361,339	370,253	441,456	476,525	480,800
Total commercial and industrial	4,032,380	3,871,664	4,172,795	4,564,517	4,891,485
Residential mortgage	759,692	700,934	697,441	686,820	5,168,622
Consumer	287,267	280,650	268,502	262,693	372,981
Loans, total[3]	9,267,290	9,281,516	9,786,423	10,186,414	19,518,485
Securities (taxable)	1,789,553	2,016,752	2,142,168	2,483,718	3,840,147
Securities (non-taxable)	1,183,857	1,256,906	1,292,367	1,432,358	2,086,677
Other interest earning assets	325,581	334,404	341,895	368,630	598,439
Total earning assets	12,566,281	12,889,578	13,562,853	14,471,120	26,043,748
Deposits:
Non-interest bearing demand	3,217,156	3,177,448	3,185,506	3,042,392	4,043,213
Interest bearing demand	2,116,708	1,950,332	1,973,498	2,298,645	3,862,461
Savings (including mortgage escrow funds)	798,090	797,386	816,092	825,620	2,871,885
Money market	3,395,542	3,681,962	3,725,257	3,889,780	7,324,196
Certificates of deposit	633,526	579,487	584,996	634,569	2,382,102
Total deposits and mortgage escrow	10,161,022	10,186,615	10,285,349	10,691,006	20,483,857
Borrowings	1,517,482	1,799,204	2,313,992	2,779,143	4,121,605
Stockholders’ equity	1,805,790	1,869,085	1,913,933	1,955,252	4,235,739
Tangible common equity [1]	1,041,247	1,107,009	1,154,086	1,197,754	2,386,245

[1] See a reconciliation of non-GAAP financial measure beginning on page 17.
[2] Asset-based lending, payroll finance, warehouse lending, factored receivables, equipment finance and public sector finance comprise our commercial finance loan portfolio.
[3] Includes loans held for sale, but excludes allowance for loan losses.

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA AND PERFORMANCE RATIOS
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
Per Common Share Data	12/31/2016	3/31/2017	6/30/2017	9/30/2017	12/31/2017
Basic earnings (loss) per share	$0.31	$0.29	$0.31	$0.33	$(0.16)
Diluted earnings (loss) per share	0.31	0.29	0.31	0.33	(0.16)
Adjusted diluted earnings per share, non-GAAP [1]	0.30	0.31	0.33	0.35	0.39
Dividends declared per share	0.07	0.07	0.07	0.07	0.07
Book value per share	13.72	13.93	14.24	14.52	18.24
Tangible book value per share[1]	8.08	8.32	8.65	8.95	10.53
Shares of common stock o/s	135,257,570	135,604,435	135,658,226	135,807,544	224,782,694
Basic weighted average common shares o/s	132,271,761	135,163,347	135,317,866	135,346,791	223,501,073
Diluted weighted average common shares o/s	132,995,762	135,811,721	135,922,897	135,950,160	224,055,991
Performance Ratios (annualized)
Return on average assets	1.19%	1.13%	1.16%	1.14%	(0.48)%
Return on average equity	9.03%	8.48%	8.89%	9.10%	(3.30)%
Return on average tangible assets	1.26%	1.20%	1.22%	1.19%	(0.51)%
Return on avg tangible common equity	15.66%	14.31%	14.74%	14.86%	(5.87)%
Return on average tangible assets, adjusted [1]	1.23%	1.27%	1.28%	1.27%	1.25%
Return on avg tangible common equity, adjusted [1]	15.27%	15.19%	15.43%	15.85%	14.49%
Efficiency ratio, as adjusted [1]	43.35%	43.73%	41.97%	40.63%	41.35%
Analysis of Net Interest Income
Accretion income on acquired loans	$4,504	$3,482	$2,888	$3,397	$33,726
Yield on loans	4.49%	4.57%	4.58%	4.67%	4.77%
Yield on investment securities - tax equivalent [2]	2.81%	2.97%	2.93%	2.87%	3.03%
Yield on interest earning assets - tax equivalent [2]	4.02%	4.09%	4.09%	4.12%	4.32%
Cost of interest bearing deposits	0.53%	0.55%	0.62%	0.69%	0.54%
Cost of total deposits	0.36%	0.38%	0.43%	0.50%	0.43%
Cost of borrowings	1.72%	1.74%	1.75%	1.75%	1.94%
Cost of interest bearing liabilities	0.74%	0.79%	0.89%	0.97%	0.82%
Net interest rate spread - tax equivalent basis [2]	3.28%	3.30%	3.20%	3.15%	3.50%
Net interest margin - GAAP basis	3.40%	3.42%	3.35%	3.29%	3.57%
Net interest margin - tax equivalent basis [2]	3.52%	3.55%	3.47%	3.42%	3.67%
Capital
Tier 1 leverage ratio - Company [3]	8.95%	8.89%	8.72%	8.42%	9.40%
Tier 1 leverage ratio - Bank only [3]	9.08%	8.99%	8.89%	8.49%	10.08%
Tier 1 risk-based capital ratio - Bank only [3]	10.87%	10.79%	10.67%	10.19%	12.10%
Total risk-based capital ratio - Bank only [3]	13.06%	12.95%	12.76%	12.16%	13.20%
Tangible equity to tangible assets - Company [1]	8.14%	8.12%	8.02%	7.58%	8.27%
Condensed Five Quarter Income Statement
Interest and dividend income	$123,075	$126,000	$134,263	$145,692	$276,495
Interest expense	15,827	17,210	21,005	25,619	42,471
Net interest income	107,248	108,790	113,258	120,073	234,024
Provision for loan losses	5,500	4,500	4,500	5,000	12,000
Net interest income after provision for loan losses	101,748	104,290	108,758	115,073	222,024
Non-interest income	16,057	12,836	13,618	13,988	23,762
Non-interest expense	57,072	60,350	59,657	62,617	250,746
Income (loss) before income tax expense	60,733	56,776	62,719	66,444	(4,960)
Income tax expense	19,737	17,709	20,319	21,592	28,319
Net income (loss)	$40,996	$39,067	$42,400	$44,852	$(33,279)

[1] See a reconciliation of non-GAAP financial measures beginning on page 17.
[2] Tax equivalent basis represents interest income earned on municipal securities divided by the applicable Federal tax rate of 35%.
[3] Regulatory capital amounts and ratios are preliminary estimates pending filing of the Company’s and Bank’s regulatory reports.

Sterling Bancorp and Subsidiaries
ASSET QUALITY INFORMATION
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
Allowance for Loan Losses Roll Forward	12/31/2016	3/31/2017	6/30/2017	9/30/2017	12/31/2017
Balance, beginning of period	$59,405	$63,622	$66,939	$70,151	$72,128
Provision for loan losses	5,500	4,500	4,500	5,000	12,000
Loan charge-offs[1]:
Traditional commercial & industrial	(219)	(687)	(164)	(68)	(4,570)
Asset based lending	—	—	—	—	—
Payroll finance	—	—	—	(188)	—
Factored receivables	(267)	(296)	(12)	(564)	(110)
Equipment financing	(576)	(471)	(610)	(741)	(1,343)
Commercial real estate	(225)	(83)	(944)	(1,345)	(7)
Acquisition development & construction	—	—	(22)	(5)	—
Residential mortgage	(274)	(158)	(120)	(389)	(193)
Consumer	(313)	(114)	(417)	(156)	(408)
Total charge offs	(1,874)	(1,809)	(2,289)	(3,456)	(6,631)
Recoveries of loans previously charged-off[1]:
Traditional commercial & industrial	152	139	523	316	164
Asset-based lending	—	3	1	1	—
Payroll finance	—	—	—	1	5
Factored receivables	10	16	2	5	—
Equipment financing	227	140	146	45	56
Commercial real estate	168	2	98	17	46
Acquisition development & construction	—	136	133	—	—
Residential mortgage	1	149	10	—	2
Consumer	33	41	88	48	137
Total recoveries	591	626	1,001	433	410
Net loan charge-offs	(1,283)	(1,183)	(1,288)	(3,023)	(6,221)
Balance, end of period	$63,622	$66,939	$70,151	$72,128	$77,907
Asset Quality Data and Ratios
Non-performing loans (“NPLs”) non-accrual	$77,163	$72,136	$70,416	$69,060	$186,357
NPLs still accruing	1,690	788	935	392	856
Total NPLs	78,853	72,924	71,351	69,452	187,213
Other real estate owned	13,619	9,632	10,198	11,697	27,095
Non-performing assets (“NPAs”)	$92,472	$82,556	$81,549	$81,149	$214,308
Loans 30 to 89 days past due	$15,100	$15,611	$15,070	$21,491	$53,533
Net charge-offs as a % of average loans (annualized)	0.06%	0.05%	0.05%	0.12%	0.13%
NPLs as a % of total loans	0.83	0.75	0.70	0.66	0.94
NPAs as a % of total assets	0.65	0.56	0.53	0.48	0.71
Allowance for loan losses as a % of NPLs	80.7	91.8	98.3	103.9	41.6
Allowance for loan losses as a % of total loans	0.67	0.69	0.69	0.69	0.39
Special mention loans	$104,569	$110,832	$102,996	$117,984	$136,558
Substandard loans	95,152	101,496	97,476	104,205	232,491
Doubtful loans	442	902	895	795	764

[1] There were no charge-offs or recoveries on warehouse lending, public sector finance or multi-family loans during the periods presented.

Sterling Bancorp and Subsidiaries
QUARTERLY YIELD TABLE
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	September 30, 2017			December 31, 2017
	Average balance	Interest	Yield/Rate	Average balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest earning assets:
Traditional C&I and commercial finance loans	$4,564,517	$58,395	5.08%	$4,891,485	$60,452	4.90%
Commercial real estate (includes multi-family)	4,443,142	47,336	4.23	8,839,256	102,789	4.61
Acquisition, development and construction	229,242	4,197	7.26	246,141	3,727	6.01
Commercial loans	9,236,901	109,928	4.72	13,976,882	166,968	4.74
Consumer loans	262,693	2,891	4.37	372,981	5,103	5.43
Residential mortgage loans	686,820	7,079	4.12	5,168,622	62,381	4.83
Total gross loans [1]	10,186,414	119,898	4.67	19,518,485	234,452	4.77
Securities taxable	2,483,718	15,141	2.42	3,840,147	24,743	2.56
Securities non-taxable	1,432,358	13,141	3.67	2,086,677	20,453	3.92
Interest earning deposits	202,650	462	0.90	361,825	873	0.96
FHLB and Federal Reserve Bank Stock	165,980	1,649	3.94	236,614	3,132	5.25
Total securities and other earning assets	4,284,706	30,393	2.81	6,525,263	49,201	2.99
Total interest earning assets	14,471,120	150,291	4.12	26,043,748	283,653	4.32
Non-interest earning assets	1,190,394			3,233,754
Total assets	$15,661,514			$29,277,502
Interest bearing liabilities:
Demand and savings[2] deposits	$3,124,265	$4,626	0.59%	$6,734,346	$5,904	0.35
Money market deposits	3,889,780	6,897	0.70	7,324,196	10,790	0.58
Certificates of deposit	634,569	1,869	1.17	2,382,102	5,611	0.93
Total interest bearing deposits	7,648,614	13,392	0.69	16,440,644	22,305	0.54
Senior notes	76,664	1,143	5.92	276,051	2,759	3.97
Other borrowings	2,529,854	8,733	1.37	3,672,874	15,055	1.63
Subordinated notes	172,625	2,351	5.45	172,680	2,352	5.45
Total borrowings	2,779,143	12,227	1.75	4,121,605	20,166	1.94
Total interest bearing liabilities	10,427,757	25,619	0.97	20,562,249	42,471	0.82
Non-interest bearing deposits	3,042,392			4,043,213
Other non-interest bearing liabilities	236,113			436,301
Total liabilities	13,706,262			25,041,763
Stockholders’ equity	1,955,252			4,235,739
Total liabilities and stockholders’ equity	$15,661,514			$29,277,502
Net interest rate spread [3]			3.15%			3.50%
Net interest earning assets [4]	$4,043,363			$5,481,499
Net interest margin - tax equivalent		124,672	3.42%		241,182	3.67%
Less tax equivalent adjustment		(4,599)			(7,158)
Net interest income		$120,073			$234,024
Ratio of interest earning assets to interest bearing liabilities	138.8%			126.7%
1 Average balances include loans held for sale and non-accrual loans. Interest includes prepayment fees and late charges.
2 Includes club accounts and interest bearing mortgage escrow balances.
3 Net interest rate spread represents the difference between the tax equivalent yield on average interest earning assets and the cost of average interest bearing liabilities.
4 Net interest earning assets represents total interest earning assets less total interest bearing liabilities.

Sterling Bancorp and Subsidiaries
QUARTERLY YIELD TABLE
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	December 31, 2016			December 31, 2017
	Average balance	Interest	Yield/Rate	Average balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest earning assets:
Traditional C&I and commercial finance loans	$4,032,380	$49,261	4.86%	$4,891,485	$60,452	4.90%
Commercial real estate (includes multi-family)	3,963,216	42,147	4.23	8,839,256	102,789	4.61
Acquisition, development and construction	224,735	2,635	4.66	246,141	3,727	6.01
Commercial loans	8,220,331	94,043	4.55	13,976,882	166,968	4.74
Consumer loans	287,267	3,187	4.41	372,981	5,103	5.43
Residential mortgage loans	759,692	7,422	3.91	5,168,622	62,381	4.83
Total gross loans [1]	9,267,290	104,652	4.49	19,518,485	234,452	4.77
Securities taxable	1,789,553	9,993	2.22	3,840,147	24,743	2.56
Securities non-taxable	1,183,857	11,027	3.73	2,086,677	20,453	3.92
Interest earning deposits	215,120	200	0.37	361,825	873	0.96
FHLB and Federal Reserve Bank stock	110,461	1,063	3.83	236,614	3,132	5.25
Total securities and other earning assets	3,298,991	22,283	2.69	6,525,263	49,201	2.99
Total interest earning assets	12,566,281	126,935	4.02	26,043,748	283,653	4.32
Non-interest earning assets	1,105,395			3,233,754
Total assets	$13,671,676			$29,277,502
Interest bearing liabilities:
Demand and savings[2] deposits	$2,914,798	$3,048	0.42	$6,734,346	$5,904	0.35
Money market deposits	3,395,542	4,693	0.55	7,324,196	10,790	0.58
Certificates of deposit	633,526	1,511	0.95	2,382,102	5,611	0.93
Total interest bearing deposits	6,943,866	9,252	0.53	16,440,644	22,305	0.54
Senior notes	76,415	1,113	5.84	276,051	2,759	4.00
Other borrowings	1,268,591	3,113	0.98	3,672,874	15,055	1.63
Subordinated notes	172,476	2,349	5.51	172,680	2,352	5.45
Total borrowings	1,517,482	6,575	1.72	4,121,605	20,166	1.94
Total interest bearing liabilities	8,461,348	15,827	0.74	20,562,249	42,471	0.82
Non-interest bearing deposits	3,217,156			4,043,213
Other non-interest bearing liabilities	187,382			436,301
Total liabilities	11,865,886			25,041,763
Stockholders’ equity	1,805,790			4,235,739
Total liabilities and stockholders’ equity	$13,671,676			$29,277,502
Net interest rate spread [3]			3.28%			3.50%
Net interest earning assets [4]	$4,104,933			$5,481,499
Net interest margin - tax equivalent		111,108	3.52%		241,182	3.67%
Less tax equivalent adjustment		(3,860)			(7,158)
Net interest income		$107,248			$234,024
Ratio of interest earning assets to interest bearing liabilities	148.5%			126.7%
1 Average balances include loans held for sale and non-accrual loans. Interest includes prepayment fees and late charges.
2 Includes club accounts and interest bearing mortgage escrow balances.
3 Net interest rate spread represents the difference between the tax equivalent yield on average interest earning assets and the cost of average interest bearing liabilities.
4 Net interest earning assets represents total interest earning assets less total interest bearing liabilities.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend beginning on page 20.
	As of or for the Quarter Ended
	12/31/2016	3/31/2017	6/30/2017	9/30/2017	12/31/2017

The following table shows the reconciliation of stockholders’ equity to tangible common equity and the tangible common equity ratio[1]:

Total assets	$14,178,447	$14,659,337	$15,376,676	$16,780,097	$30,359,541
Goodwill and other intangibles	(762,953)	(760,698)	(758,484)	(756,290)	(1,733,082)
Tangible assets	13,415,494	13,898,639	14,618,192	16,023,807	28,626,459
Stockholders’ equity	1,855,183	1,888,613	1,931,383	1,971,480	4,240,178
Preferred stock	—	—	—	—	(139,220)
Goodwill and other intangibles	(762,953)	(760,698)	(758,484)	(756,290)	(1,733,082)
Tangible common stockholders’ equity	1,092,230	1,127,915	1,172,899	1,215,190	2,367,876
Common stock outstanding at period end	135,257,570	135,604,435	135,658,226	135,807,544	224,782,694
Common stockholders’ equity as a % of total assets	13.08%	12.88%	12.56%	11.75%	13.97%
Book value per common share	$13.72	$13.93	$14.24	$14.52	$18.24
Tangible common equity as a % of tangible assets	8.14%	8.12%	8.02%	7.58%	8.27%
Tangible book value per common share	$8.08	$8.32	$8.65	$8.95	$10.53

The following table shows the reconciliation of reported return on average tangible common equity and adjusted return on average tangible common equity[2]:

Average stockholders’ equity	$1,805,790	$1,869,085	$1,913,933	$1,955,252	$4,235,739
Average preferred stock	—	—	—	—	(139,343)
Average goodwill and other intangibles	(764,543)	(762,076)	(759,847)	(757,498)	(1,710,151)
Average tangible common stockholders’ equity	1,041,247	1,107,009	1,154,086	1,197,754	2,386,245
Net income (loss) available to common	40,996	39,067	42,400	44,852	(35,281)
Net income (loss), if annualized	163,093	158,438	170,066	177,945	(139,974)
Reported return on avg tangible common equity	15.66%	14.31%	14.74%	14.86%	(5.87)%
Adjusted net income (see reconciliation on page 18)	$39,954	$41,461	$44,393	$47,865	$87,171
Annualized adjusted net income	158,947	168,147	178,060	189,899	345,841
Adjusted return on average tangible common equity	15.27%	15.19%	15.43%	15.85%	14.49%

The following table shows the reconciliation of reported return on average tangible assets and adjusted return on average tangible assets[3]:

Average assets	$13,671,676	$14,015,953	$14,704,793	$15,661,514	$29,277,502
Average goodwill and other intangibles	(764,543)	(762,076)	(759,847)	(757,498)	(1,710,151)
Average tangible assets	12,907,133	13,253,877	13,944,946	14,904,016	27,567,351
Net income (loss)	40,996	39,067	42,400	44,852	(35,281)
Net income (loss), if annualized	163,093	158,438	170,066	177,945	(139,974)
Reported return on average tangible assets	1.26%	1.20%	1.22%	1.19%	(0.51)%
Adjusted net income (see reconciliation on page 18)	$39,954	$41,461	$44,393	$47,865	$87,171
Annualized adjusted net income	158,947	168,147	178,060	189,899	345,841
Adjusted return on average tangible assets	1.23%	1.27%	1.28%	1.27%	1.25%

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend beginning on page 20.
	As of and for the Quarter Ended
	12/31/2016	3/31/2017	6/30/2017	9/30/2017	12/31/2017
The following table shows the reconciliation of the reported operating efficiency ratio and adjusted operating efficiency ratio[4]:

Net interest income	$107,248	$108,790	$113,258	$120,073	$234,024
Non-interest income	16,057	12,836	13,618	13,988	23,762
Total net revenue	123,305	121,626	126,876	134,061	257,786
Tax equivalent adjustment on securities	3,860	4,102	4,195	4,599	7,158
Net loss on sale of securities	102	23	230	21	70
Net (gain) on sale of trust division	(2,255)	—	—	—	—
Adjusted total net revenue	125,012	125,751	131,301	138,681	265,014
Non-interest expense	57,072	60,350	59,657	62,617	250,746
Merger-related expense	—	(3,127)	(1,766)	(4,109)	(30,230)
Charge for asset write-downs, systems integration, retention and severance	—	—	(603)	—	(104,506)
Amortization of intangible assets	(2,881)	(2,229)	(2,187)	(2,166)	(6,426)
Adjusted non-interest expense	54,191	54,994	55,101	56,342	109,584
Reported operating efficiency ratio	46.3%	49.6%	47.0%	46.7%	97.3%
Adjusted operating efficiency ratio	43.3	43.7	42.0	40.6	41.4

The following table shows the reconciliation of reported net income (GAAP) and adjusted net income available to common stockholders (non-GAAP) and adjusted diluted earnings per share[5]:

Income (loss) before income tax expense	$60,733	$56,776	$62,719	$66,444	$(4,960)
Income tax expense	19,737	17,709	20,319	21,592	28,319
Net income (loss) (GAAP)	40,996	39,067	42,400	44,852	(33,279)
Adjustments:
Net loss on sale of securities	102	23	230	21	70
Net (gain) on sale of trust division	(2,255)	—	—	—	—
Merger-related expense	—	3,127	1,766	4,109	30,230
Charge for asset write-downs, systems integration, retention and severance	—	—	603	—	104,506
Amortization of non-compete agreements and acquired customer list intangible assets	610	396	354	333	333
Total pre-tax adjustments	(1,543)	3,546	2,953	4,463	135,139
Adjusted pre-tax income	59,190	60,322	65,672	70,907	130,179
Adjusted income tax expense	(19,236)	(18,861)	(21,279)	(23,042)	(41,006)
Adjusted net income (non-GAAP)	39,954	41,461	44,393	47,865	89,173
Preferred stock dividend	—	—	—	—	2,002
Adjusted net income available to common stockholders (non-GAAP)	$39,954	$41,461	$44,393	$47,865	$87,171

Weighted average diluted shares	132,995,762	135,811,721	135,922,897	135,950,160	224,055,991
Reported diluted EPS (GAAP)	$0.31	$0.29	$0.31	$0.33	$(0.16)
Adjusted diluted EPS (non-GAAP)	0.30	0.31	0.33	0.35	0.39

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend beginning on page 20.
	For the Year Ended December 31,
	2016	2017

The following table shows the reconciliation of reported net income (GAAP) and earnings per share to adjusted net income available to common stockholders (non-GAAP) and adjusted diluted earnings per share (non-GAAP)[5]:

Income before income tax expense	$207,354	$180,970
Income tax expense	67,382	87,939
Net income (GAAP)	139,972	93,031

Adjustments:
Net (gain) loss on sale of securities	(7,522)	344
Net (gain) on sale of trust division	(2,255)	—
Merger-related expense	265	39,232
Charge for asset write-downs, systems integration, retention and severance	4,485	105,110
Loss on extinguishment of borrowings	9,729	—
Amortization of non-compete agreements and acquired customer list intangible assets	3,514	1,411
Total pre-tax adjustments	8,216	146,097
Adjusted pre-tax income	215,570	327,067
Adjusted income tax expense	(70,052)	(103,026)
Adjusted net income (non-GAAP)	$145,518	$224,041
Preferred stock dividend	—	2,002
Adjusted net income available to common stockholders (non-GAAP)	$145,518	$222,039

Weighted average diluted shares	131,234,462	158,124,270
Diluted EPS as reported (GAAP)	$1.07	$0.58
Adjusted diluted EPS (non-GAAP)	1.11	1.40

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend below.
	For the Year Ended December 31,
	2016	2017
The following table shows the reconciliation of reported return on average tangible common equity and adjusted return on average tangible common equity[2]:
Average stockholders’ equity	$1,739,073	$2,498,512
Average preferred stock	—	(35,122)
Average goodwill and other intangibles	(762,679)	(999,333)
Average tangible common stockholders’ equity	976,394	1,464,057
Net income available to common stockholders	$139,972	$91,029
Reported return on average tangible common equity	14.34%	6.22%
Adjusted net income available to common stockholders (see reconciliation on page 19)	$145,518	$222,039
Adjusted return on average tangible common equity	14.90%	15.17%
The following table shows the reconciliation of reported return on avg tangible assets and adjusted return on avg tangible assets[3]:
Average assets	$12,883,226	$18,451,301
Average goodwill and other intangibles	(762,679)	(999,333)
Average tangible assets	12,120,547	17,451,968
Net income available to common stockholders	139,972	91,029
Reported return on average tangible assets	1.15%	0.52%
Adjusted net income available to common stockholders (see reconciliation on page 19)	$145,518	$222,039
Adjusted return on average tangible assets	1.20%	1.27%
The following table shows the reconciliation of the reported operating efficiency ratio and adjusted operating efficiency ratio[4]:
Net interest income	$404,269	$576,143
Non-interest income	70,987	64,202
Total net revenues	475,256	640,345
Tax equivalent adjustment on securities	12,745	20,054
Net (gain) loss on sale of securities	(7,522)	344
Net (gain) on sale of trust division	(2,255)	—
Adjusted total net revenue	478,224	660,743
Non-interest expense	247,902	433,375
Merger-related expense	(265)	(39,232)
Charge for asset write-downs, retention and severance	(4,485)	(105,110)
Loss on extinguishment of borrowings	(9,729)	—
Amortization of intangible assets	(12,416)	(13,008)
Adjusted non-interest expense	$221,007	$276,025
Reported operating efficiency ratio	52.2%	67.7%
Adjusted operating efficiency ratio	46.2%	41.8%

The non-GAAP/as adjusted measures presented above are used by our management and the Company’s Board of Directors on a regular basis in addition to our GAAP results to facilitate the assessment of our financial performance and to assess our performance compared to our annual budget and strategic plans. These non-GAAP/adjusted financial measures complement our GAAP reporting and are presented above to provide investors, analysts, regulators and others information that we use to manage and evaluate our performance each period. This information supplements our GAAP reported results, and should not be viewed in isolation from, or as a substitute for, our GAAP results. When non-GAAP/adjusted measures are impacted by income tax expense, we present the pre-tax amount for the income and expense items that result in the non-GAAP adjustments and present the income tax expense impact at the effective tax rate in effect for the period presented.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

1 Stockholders’ equity as a percentage of total assets, book value per common share, tangible common equity as a percentage of tangible assets and tangible book common value per share provides information to help assess our capital position and financial strength. We believe tangible book measures improve comparability to other banking organizations that have not engaged in acquisitions that have resulted in the accumulation of goodwill and other intangible assets.

2 Reported return on average tangible common equity and adjusted return on average tangible common equity measures provide information to evaluate the use of our tangible common equity.

3 Reported return on tangible assets and adjusted return on tangible assets measures provide information to help assess our profitability.

4 The reported operating efficiency ratio is a non-GAAP measure calculated by dividing our GAAP non-interest expense by the sum of our GAAP net interest income plus GAAP non-interest income. The adjusted operating efficiency ratio is a non-GAAP measure calculated by dividing non-interest expense adjusted for intangible asset amortization and certain expenses generally associated with discrete merger transactions and non-recurring strategic plans by the sum of net interest income plus non-interest income plus the tax equivalent adjustment on securities income and elimination of the impact of gain or loss on sale of securities. The adjusted operating efficiency ratio is a measure we use to assess our operating performance.

5 Adjusted net income and adjusted diluted earnings per share present a summary of our earnings which includes adjustments to exclude certain revenues and expenses (generally associated with discrete merger transactions and non-recurring strategic plans) to help in assessing our profitability.